UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EPICEPT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 3, 2010

April 23, 2010
Dear Stockholder,
You are invited to attend the 2010 Annual Meeting of Stockholders to be held at 10:00 AM on Thursday, June 3, 2010, at the Dolce/IBM Palisades Executive Conference Center, 334 Route 9W, Palisades, New York 10964.
The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.
Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope. You may also vote your shares in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.
You may also read, print and download our 2009 Annual Report to Stockholders on Form 10-K and our Proxy Statement at investor.epicept.com/sec.cfm. Investors may also access these materials, including a Proxy card translated into Swedish, online at www.epicept.com/arsstamma.
These proxy materials describe the formal business to be transacted at the Annual Meeting. Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance, for the year ended December 31, 2009.
On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted.
Thank you for your continued support.

Cordially,
/s/ John V. Talley
John V. Talley
President & Chief Executive Officer

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EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EpiCept Corporation (“EpiCept” or the “Company”) will be held at the Dolce/IBM Palisades Executive Conference Center, 334 Route 9W, Palisades, New York 10964, on Thursday, June 3, 2010 at 10:00 AM for the following purposes, all as more fully described in the attached Proxy Statement:
(a)	the election of two directors as Class II directors to hold office until the 2013 Annual Meeting and until their respective successors are elected and qualified;
(b)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2010; and
(c)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
You are cordially invited to attend the meeting in person. You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.
A copy of the Company’s Annual Report for the year ended December 31, 2009 is enclosed.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert W. Cook
Robert W. Cook
Secretary
Tarrytown, New York
April 23, 2010

•	= To be voted on at the meeting
Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your proxy by Internet.

EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2010
This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Dolce/IBM Palisades Executive Conference Center, 334 Route 9W, Palisades, New York 10964, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about April 23, 2010 to each stockholder of record at the close of business on April 19, 2010 (the “Record Date”).
Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of election in writing of such revocation.
INFORMATION ABOUT THE 2010 ANNUAL MEETING AND PROXY VOTING
What Matters are to be Voted on at the Annual Meeting?
EpiCept intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:
(1)	the election of two directors as Class II directors to hold office until the 2013 Annual Meeting and until their respective successors are elected and qualified;
(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2010; and
(3)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
What is the Board’s Recommendation?
The Board of Directors recommends that you vote your shares “FOR” both nominees in Proposal 1 and “FOR” Proposal 2 on your proxy card.
Will Any Other Matters be Presented for a Vote at the Annual Meeting?
The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is Entitled to Vote?
All EpiCept stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote.
What Shares will be Entitled to Vote at the Annual Meeting?
Our voting securities consist of our common stock, par value $0.0001, of which 44,175,899 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.
If you are the beneficial owner, but not the record owner, of EpiCept’s common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.
Who can Attend the Annual Meeting?
Only EpiCept stockholders of record or their duly appointed proxies are entitled to attend the Annual Meeting. If you are an EpiCept stockholder of record and wish to attend the Annual Meeting, please so indicate on the proxy card or as prompted by the Internet voting system.
If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the Annual Meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.
How do I Vote my Shares?
•	Stockholders of record may grant a proxy with respect to their shares on the Internet or by mail. Granting a proxy on the Internet will be available through 11:59 p.m. on June 2, 2010.
•	Voting instructions for both Internet and mail appear on your proxy card. If you grant a proxy on the Internet, please have your proxy card available.
•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.
•	Proxies submitted on the Internet or by mail will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR both nominees in Proposal 1 and FOR Proposal 2.
May I Change or Revoke my Proxy After it is Submitted?
Yes, you may change or revoke your proxy at any time before the Annual Meeting by:
•	returning a later-dated proxy card;
•	subsequently granting a proxy on the Internet;
•	attending the Annual Meeting and voting in person; or
•	sending your written notice of revocation to Robert W. Cook, our Secretary.
Your changed proxy or revocation must be received before the polls close for voting.

What is a “Quorum?”
In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding one-third of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies.
What Vote is Necessary to Pass the Items of Business at the Annual Meeting?
Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The two nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board. The favorable vote of the holders of a majority of shares voted at the Annual Meeting, in person or by proxy, is required for approval of Proposal 2.
How are Abstentions and Broker Non-Votes Counted?
Abstentions and broker non-votes will be counted to determine whether a quorum is present. However, if a stockholder abstains from voting as to a particular matter, those shares will not be counted as voting for or against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.
Who Pays the Costs of this Proxy Solicitation?
This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. None of our directors intends to oppose any action for which stockholder approval is being solicited. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.
Who is the Inspector of Election?
The Board has appointed Charles E. Darder, CPA, to act as Inspector of Election at the Annual Meeting.
What is the Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting?
Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2011 Annual Meeting of Stockholders must be received by or delivered to us at EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on December 24, 2010.
Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2011 proxy statement, our by-laws and our rules and regulations have established advance notice procedures that stockholders must follow. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to our by-laws, the stockholder must give timely notice thereof in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, and any such businesses other than the nominations must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on April 4, 2011, nor earlier than the close of business on March 6, 2011.

Where can I Find the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a press release and on a Form 8-K filed with the SEC.
May I Request Electronic Delivery of My Proxy Statement and Annual Report?
This Proxy Statement, EpiCept’s Annual Report on Form 10-K, and its Annual Report may be viewed online at investor.epicept.com/sec.cfm. Investors may also access these materials online at www.epicept.com/arsstamma. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify EpiCept that you wish to resume mail delivery of these documents. Choosing to receive future proxy materials by email will save EpiCept the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. To request electronic delivery, please contact our Investor Relations department using the information provided under “How do I Communicate Directly with EpiCept?” below.
If you hold your EpiCept stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How can I Get a Copy of EpiCept’s Annual Report on Form 10-K?
To obtain without charge a copy of EpiCept’s Annual Report on Form 10-K for the year ended December 31, 2009, address your request to Investor Relations, EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591. The Annual Report on Form 10-K also may be accessed at www.epicept.com and at the website of the Securities and Exchange Commission at www.sec.gov.
INFORMATION ABOUT COMMUNICATING WITH EPICEPT AND OUR BOARD OF DIRECTORS
How may I Communicate Directly with the Board of Directors?
The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL The Board of Directors EpiCept Corporation Attn: Robert W. Cook, Secretary 777 Old Saw Mill River Road Tarrytown, New York 10591	BY PHONE 1-914-606-3500
You should identify your communication as being from an EpiCept stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an EpiCept stockholder before transmitting your communication to the Board.
How may I Communicate Directly with the Non-Employee Directors?
You may communicate with the non-employee directors of the Board, individually or as a group, by any of the means set forth above or by writing to:
Non-Employee Directors of the Board of Directors
EpiCept Corporation
c/o Robert W. Cook, Secretary
777 Old Saw Mill River Road
Tarrytown, New York 10591

How do I Communicate Directly with EpiCept?
You may communicate with EpiCept by writing to:
EpiCept Corporation
c/o Robert W. Cook, Secretary or c/o Investor Relations
777 Old Saw Mill River Road
Tarrytown, New York 10591

OWNERSHIP OF THE COMPANY’S COMMON STOCK
The following table sets forth information as of the Record Date, April 19, 2010, regarding the beneficial ownership of the Company’s common stock by:
•	each stockholder known by EpiCept to own beneficially more than five percent of EpiCept common stock;
•	each of the named executive officers;
•	each of EpiCept’s directors; and
•	all of EpiCept’s directors and the named executive officers as a group.
Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY 10591.

	Number of Shares	Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned(1)(2)

5% Stockholders
Försäkringsaktiebolaget Avanza Pension(3)	3,705,915	8.39
Private Equity Direct Finance(4)	2,981,194	6.60

Executive Officers and Directors
John V. Talley(5)	833,995	1.86
Robert W. Cook(6)	175,343	*
Ben Tseng(7)	21,514	*
Dr. Dileep Bhagwat(8)	153,773	*
Dr. Stephane Allard(9)	153,562	*
Michael Chen(10)	2,994	*
Robert G. Savage(11)	195,251	*
Guy Jackson(12)	108,025	*
Gerhard Waldheim(13)	107,941	*
Wayne P. Yetter(14)	95,675	*
Dr. A. Collier Smyth(15)	8,798	*
All directors and named executive officers as a group (11 persons)(16)	1,856,871	3.63

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of EpiCept common stock.

(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 44,175,899 shares of common stock outstanding on April 19, 2010.

(3)	Försäkringsaktiebolaget Avanza Pension, or Avanza, is a daughter company to Avanza Bank Holding AB. Avanza notified the Swedish Financial Supervisory Authority on March 31, 2009 that it currently owns 3,705,915 shares of common stock.

(4)	Includes 1,593,018 shares of common stock and 643,952 shares exercisable upon the exercise of warrants that are exercisable within 60 days held by Private Equity Direct Finance, 401,941 of common stock and 334,304 shares exercisable upon the exercise of warrants that are exercisable within 60 days held by Mr. Peter Derendinger who is a principal of ALPHA Associates (Cayman), L.P. and 5,319 shares of common stock and 2,660 shares exercisable upon the exercise of warrants that are exercisable within 60 days held by Guy Myint-Maung, who is a principal of ALPHA Associates (Cayman). Mr. Derendinger and Mr. Myint-Maung disclaim beneficial ownership of the shares held by Private Equity Direct Finance except to the extent they have a pecuniary interest therein. Private Equity Direct Finance is a Cayman Islands exempted limited company and a wholly-owned subsidiary of Private Equity Holding Cayman, itself a Cayman Islands exempted limited company, and a wholly-owned subsidiary of Private Equity Holding Ltd. Private Equity Holding Ltd. is a Swiss corporation with registered office at Innere Guterstrasse 4, 6300 Zug, Switzerland, and listed on the SWXSwiss Exchange. The discretion for divestments by Private Equity Direct Finance rests with ALPHA Associates (Cayman), L.P., as investment manager. The members of the board of directors of the general partner of ALPHA Associates (Cayman), L.P. are the same persons as the members of the board of directors of Private Equity Direct Finance: Rick Gorter, Gwendolyn McLaughlin and Andrew Tyson. A meeting of the directors at which a quorum is present is competent to exercise all or any of the powers and discretions. The quorum necessary for the transaction of business at a meeting of the directors may be fixed by the directors and, unless so fixed at any other number, is two. The address of Private Equity Direct Finance is One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands.

(5)	Includes 102,736 shares of common stock, 947 shares of restricted stock and 730,312 shares exercisable upon the exercise of options that are exercisable within 60 days.

(6)	Includes 31,696 shares of common stock, 219 shares of restricted stock and 143,428 shares exercisable upon the exercise of options that are exercisable within 60 days.

(7)	Dr. Tseng’s employment ended on May 31, 2009. Includes 21,514 shares of common stock.

(8)	Includes 19,050 shares of common stock, 328 shares of restricted stock and 134,395 shares issuable upon the exercise of options that are exercisable within 60 days.

(9)	Includes 56,880 shares of common stock and 96,682 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Includes 2,994 shares of common stock.

(11)	Includes 26,284 shares of common stock and 168,967 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 3,334 shares of common stock and 104,691 shares issuable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 25,010 shares of common stock and 82,931 shares issuable upon the exercise of options that are exercisable within 60 days.

(14)	Includes 1,667 shares of common stock and 94,008 shares issuable upon the exercise of options that are exercisable within 60 days.

(15)	Includes 8,798 shares issuable upon the exercise of options that are exercisable within 60 days.

(16)	Includes 1,496 shares issuable upon the vesting of restricted stock within 60 days, 13,391 shares issuable upon the vesting of restricted stock units within 60 days and 1,565,706 shares issuable upon the exercise of options that are exercisable within 60 days.

PROPOSAL 1:
ELECTION OF CLASS II DIRECTORS
At the Annual Meeting, two directors are to be elected as Class II directors to hold office until the 2013 Annual Meeting and until their successors have been elected and have qualified. The two nominees for election at the Annual Meeting are Gerhard Waldheim and A. Collier Smyth, M.D. They are both currently EpiCept directors. The Board has determined that Gerhard Waldheim and A. Collier Smyth, M.D. are both independent directors under the rules and regulations of The Nasdaq Capital Market (“Nasdaq”) and the SEC, which are discussed below under “Information Concerning Management, the Board of Directors, Board Committees and Corporate Governance.”
Both of the nominees have been nominated by our Board to be elected by holders of our common stock. We are not aware of any reason why either nominee would be unable to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF
OUR COMMON STOCK VOTE FOR THE ELECTION OF GERHARD WALDHEIM AND A. COLLIER SMYTH, M.D.

INFORMATION CONCERNING MANAGEMENT, THE BOARD OF DIRECTORS,
BOARD COMMITTEES AND CORPORATE GOVERNANCE
Management and Board of Directors
We have a strong team of experienced business executives, scientific professionals and medical specialists. Our executive officers and directors, their ages and positions as of March 5, 2010 are as follows:

Name	Age	Position/Affiliation
John V. Talley	54	President, Chief Executive Officer and Director
Robert W. Cook	54	Chief Financial Officer — Senior Vice President, Finance and Administration, and Secretary
Stephane Allard, M.D.	56	Chief Medical Officer
Dileep Bhagwat, Ph.D.	59	Senior Vice President, Pharmaceutical Development
Michael Chen	60	Vice President, Global Business Development
Ben Tseng, Ph.D.	65	Chief Scientific Officer
Robert G. Savage	56	Chairman of the Board
Guy C. Jackson	67	Director
Gerhard Waldheim	61	Director
Wayne P. Yetter	64	Director
A. Collier Smyth, M.D.	64	Director
Executive Officers and Key Employees
John V. Talley has been our President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 30 years of experience in the pharmaceutical industry. Prior to joining us, Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business.
Robert W. Cook has been our Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining us, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.
Stephane Allard, M.D. has been our Chief Medical Officer since March 2007. Prior to that he was Chief Executive Officer, President and a Director of Biovest International. Dr. Allard also served in executive positions at Sanofi-Synthelabo, Synthelabo, Inc. and Lorex Pharmaceuticals. Dr. Allard received his medical doctorate from Rouen Medical College and received a Diplomate of CESAM (Certificate of Statistical Studies Applied to Medicine) and a PhD in Clinical Pharmacology and Pharmacokinetics (Pitie Salpetriere Hospital); Paris, France.
Dileep Bhagwat, Ph.D., has been our Senior Vice President of Pharmaceutical Development since February 2004 and has more than 25 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining us in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.

Michael Chen served as our Vice President for Global Business Development from May 2006 to January 2010. Prior to joining us, Mr. Chen was the Executive Vice President for Sales and Marketing with the SpyGlass Group, a healthcare consulting firm. From 1995 to 2004, Mr. Chen was the Executive Director, Worldwide Licensing and Acquisitions for Johnson & Johnson. Prior to that position, Mr. Chen was the Vice President for Business Development with Synaptic Pharmaceutical Corporation from 1993 to 1995 and the Director — Business Development with CIBA-Geigy from 1985 to 1993. Mr. Chen received his MBA from Harvard Business School, an S.M. in chemical engineering from the Massachusetts Institute of Technology and a B.S. in chemical engineering (with distinction) from Cornell University.
Ben Tseng, Ph.D. served as our Chief Scientific Officer from January 2006 to May 2009. Prior to that he was Vice President, Research, at Maxim. Mr. Tseng joined Maxim as Senior Director, Research in 2000. Prior to its acquisition by Maxim in 2000, Dr. Tseng served as Vice President, Biology for Cytovia, Inc., which he joined in 1998. Dr. Tseng also served in executive research positions at Chugai Biopharmaceutical, Inc. from 1995-1998 and, Genta Inc. from 1989 to 1995. Prior to joining Genta, Dr. Tseng was a tenured Associate Adjunct Professor in the Department of Medicine, faculty member of the Physiology and Pharmacology Program, and Associate Member of the Cancer Center at the University of California, San Diego. Dr. Tseng received a B.A. in Mathematics from Brandeis University and a Ph.D in Molecular Biophysics and Biochemistry from Yale University.
Bernard R. Tyrrell joined EpiCept as the Senior Vice President, Sales and Marketing in November 2009. Most recently, Mr. Tyrrell led Otsuka America Pharmaceutical’s Oncology Division in North America. In prior assignments, with leading pharmaceutical companies in the US and EU including Eli Lilly, Johnson & Johnson and AstraZeneca, and in biotech companies including Oncor Inc. and Biotechnology General, he lead commercialization efforts for new and existing brands within multiple specialty therapeutic areas. Mr. Tyrrell lived in the UK for more than 7 years where he led AstraZeneca’s Oncology and Infection Global Marketing and launched Eli Lilly’s Gemzar. Mr. Tyrrell is a Registered Pharmacist. Mr. Tyrrell earned a BS in Pharmacy from the Massachusetts College of Pharmacy and holds an MBA in Marketing Management from Bryant College in Smithfield, Rhode Island.
Board of Directors
Robert G. Savage has been a member of our Board since December 2004 and serves as the Chairman of the Board. Mr. Savage has been a senior pharmaceutical executive for over twenty years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation and is presently President and CEO of Strategic Imagery LLC, a consulting company of which he is the principal. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University. Based on Mr. Savage’s familiarity with the Company as an incumbent member of the Company’s Board of Directors, his membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Savage has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Guy C. Jackson has been a member of our Board since December 2004. In June 2003, Mr. Jackson retired from the Minneapolis office of the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson also serves as a director and Chairman of the audit committee of Cyberonics, Inc. and Urologix, Inc., both medical device companies; Digi International Inc., a technology company; and Life Time Fitness, Inc., an operator of fitness centers. Mr. Jackson received a B.S. in Business Administration from The Pennsylvania State University and a M.B.A. from the Harvard Business School. Based on Mr. Jackson’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as the Chairperson of our Audit Committee and his membership on the board of directors of other public companies, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Jackson has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Gerhard Waldheim has been a member of our board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972. Based on Mr. Waldheim’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Waldheim has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Wayne P. Yetter has served as a member of our board of directors since January 2006, and prior thereto served as a member of Maxim’s board of directors. From September 2005 to August 2008, Mr. Yetter was the Chief Executive Officer of Verispan LLC (health care information). From 2003 to 2005 he was the founder of BioPharm Advisory LLC and served on the Advisory Board of Alterity Partners (mergers and acquisition advisory firm) which is now part of FTN Midwest Securities. From November 2004 to September 2005, Mr. Yetter served as the interim Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/technology services). From 1999 to 2000, he served as Chief Operating Officer at IMS Health, Inc. (information services for the healthcare industry). He also served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the U.S. Division of the global pharmaceutical company Novartis Pharma AG, and as President and Chief Executive Officer of Astra Merck. Mr. Yetter began his career with Pfizer and later joined Merck & Co., holding a variety of marketing and management positions including Vice President, Marketing Operations, responsible for global marketing functions and Vice President, Far East and Pacific. Mr. Yetter serves on the board of directors of InfuSystem Holdings Inc. (a healthcare services company). Based on Mr. Yetter’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, his prior membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Yetter has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
A. Collier Smyth, M.D. has served as a member of our board of directors since April 2009, following his retirement from Bristol-Myers Squibb Company, or BMS, where he served as Senior Vice President of Medical Strategy, Oncology. Prior to his recent retirement from BMS, Dr. Smyth led oncology medical affairs in the United States, including the U. S. life-cycle development of paclitaxel (Taxol®), carboplatin (Paraplatin®) and ifosfamide (Ifex®). Most recently, he participated in the launch of multiple BMS oncology drugs, including cetuximab (Erbitux®), dasatinib (Sprycel®) and ixabepilone (Ixempra®). During his thirteen-year tenure with BMS, Dr. Smyth oversaw key aspects of medical strategy, medical liaison, medical information, clinical operations, regulatory affairs, quality assurance and compliance in the oncology division of BMS. At times, medical affairs for virology and immunoscience were added to his oncology responsibilities. Prior to joining BMS, Dr. Smyth served as vice president of medical affairs with American Oncology Resources, Inc., now U.S. Oncology, where he was responsible for establishing the strategic priorities of the country’s largest oncology physician group practice. Previously, Dr. Smyth was the founder and president of New Hampshire Oncology/Hematology, the first office-based medical oncology practice in New Hampshire. Dr. Smyth also serves on the Board of Directors of Ariad Pharmaceuticals, Inc. Based on Dr. Smyth’s knowledge of oncology and the pharmaceutical industry and his familiarity with the Company as an incumbent member of the Company’s Board of Directors, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Dr. Smyth has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
No person who, during the fiscal year ended December 31, 2009, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is the only class of securities of the Company registered under Section 12 of the Exchange Act, failed to file on a timely basis reports required by Section 16 of the Exchange Act during the most recent fiscal year. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

Board Composition and Leadership Structure
Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of our board of directors are “independent” of us and our management. Directors Jackson and Yetter are in the class of directors whose term expires at the 2012 annual meeting of stockholders. Directors Waldheim and Smyth is in the class of directors whose term expires at the 2010 annual meeting of stockholders. Directors Talley and Savage are in the class of directors whose term expires at the 2011 annual meeting of stockholders.
Mr. Savage is the Chairman of the Board. Our Chief Executive Officer, Mr. Talley, serves as a director, though he is not a member of any standing committees of the board.
Meetings and Meeting Attendance
During the fiscal year ended December 31, 2009, there were 14 meetings of the board of directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders. All directors attended the 2009 annual meeting of stockholders.
Committees of the Board
Our board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. Each standing committee has a charter, accessible on our website at http://www.epicept.com, or by sending a request in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook. Our website, and the information contained in our website, is not part of this proxy statement.
Audit Committee. Our Audit Committee is responsible for the oversight of such reports, statements or charters as may be required by The Nasdaq Capital Market, The Nasdaq OMX Stockholm Exchange or federal securities laws, as well as, among other things:
•	overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls and risk management (with the persons who supervise risk management reporting directly to the committee);
•	preparing the report that SEC rules require be included in our annual proxy statement;
•	overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;
•	providing the board with the results of our monitoring and recommendations; and
•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.
Messrs. Jackson, Waldheim and Yetter are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Jackson serves as Chairman of the Audit Committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of our audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the Nasdaq Capital Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee. Our Compensation Committee is composed of Messrs. Savage, Smyth and Jackson, all of whom are a non-employee member of our board of directors. Dr. Smyth serves as Chairman of our Compensation Committee. Each member of our Compensation Committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and the rules of The Nasdaq Capital Market. The Compensation Committee is responsible for, among other things:
•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;
•	preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and
•	acting as administrator of our current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.
Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee is composed of Messrs. Yetter, Savage and Waldheim, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and the Nasdaq Capital Market. Mr. Yetter serves as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:
•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;
•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;
•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and
•	overseeing compliance by employees with the Code of Business Conduct and Ethics.
In making its recommendations to the board, the committee considers, among other things, the qualifications of individual director candidates. While the committee has no specific policy with regard to the consideration of diversity in identifying director candidates, the committee works with the board to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, finance, and medicine. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and diversity. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the results of the most recent board self-evaluation. The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders submitted in accordance with our by-laws.
The information contained in this proxy statement with respect to the charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing. Our website, and the information contained in our website, is not a part of this proxy statement.

Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all our employees, and a Supplemental Code of Ethics that specifically applies to chief executive officer and chief financial officer. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Supplemental Code of Ethics may be obtained on our website at http://www.epicept.com. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics or our Supplemental Code of Ethics for the benefit of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing a similar function, and other named executives. Our website, and the information contained in our website, is not a part of this proxy statement.
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Role of the Compensation Committee
Our executive compensation is administered by the Compensation Committee of the Board of Directors. The members of this committee are A. Collier Smyth (Chairman), Robert G. Savage and Guy C. Jackson, each an independent, non-employee director. In 2009, the Compensation Committee met eight times and all of the members of the Compensation Committee were present during each meeting.
Under the terms of its Charter, the Compensation Committee is responsible for delivering the type and level of compensation to be granted to our executive officers. In fulfilling its role, the Compensation Committee reviews and approves for the Chief Executive Officer (CEO) and other executive officers: (1) the annual base salary, (2) the annual incentive bonus, including the specific goals and amounts, (3) equity compensation, (4) employment agreements, severance arrangements and change in control arrangements and (5) any other benefits, compensation, compensation policies or arrangements.
All new employee equity grants, subsequent grants to existing employees and any grant to executive officers are approved by the Compensation Committee.
While management may use consultants to assist in the evaluation of the CEO or executive officer compensation, the Compensation Committee has authority to retain its own compensation consultant, as it sees fit. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.
During 2009, the Compensation Committee retained Radford, an Aon Consulting Company, or Radford, to provide compensation information. The Compensation Committee received compensation recommendations from the CEO, relevant background information on our executive officers and compensation studies conducted by Radford. The Compensation Committee then reviewed the compensation recommendation with the CEO for all executives, except for the CEO. The CEO was not present during the discussion of his compensation. The Compensation Committee then determined the compensation levels for the executive officers and reported that determination to the Board.
Compensation Objectives Philosophy
The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual cash bonuses and long-term equity incentives to achievement of performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executive officer’s overall compensation to (i) operational goals such as meeting operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and improving our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals.

Compensation Program
In order to achieve the above goals, our total compensation packages include base salary and annual bonus, all paid in cash, as well as long-term compensation in the form of stock options, restricted stock and/or restricted stock units. We believe that appropriately balancing the total compensation package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.
Review of External Data
The Compensation Committee obtained a survey of the compensation practices of our peers in the United States in order to assess the competitiveness of our executive compensation. In the fourth quarter of 2009, the Compensation Committee obtained data from Radford for a number of biotechnology and specialty pharmaceutical companies with less than $50.0 million in revenue, comparable numbers of employees, comparable market capitalization and/or similar product offerings (the general peer group). The peer group consists of Adolor Corporation, Anesiva, Inc., A.P. Pharma, Inc., Ariad Pharmaceuticals, Inc., BioCryst Pharmaceuticals, Inc., Cell Therapeutics, Inc., Depomed, Inc., Durect Corporation, Genta, Inc., Nastech Pharmaceutical Company, Inc., NeoPharm, Inc., Novacea, Inc., NPS Pharmaceuticals, Inc., Oxigene, Inc., Pain Therapeutics, Inc., Pozen, Inc. and Titan Pharmaceuticals, Inc. The Compensation Committee asked Radford to conduct assessments in three areas of compensation for executive positions: 1) total direct compensation (base salary) for our executive officers; 2) target total cash compensation (salary and bonus); and 3) equity grants.
For executive officers, we targeted the aggregate value of our total cash compensation (base salary and bonus) near the 50th percentile of the general peer group and long-term equity incentive compensation near the 75th percentile. The Compensation Committee strongly believes in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our Company, the Compensation Committee may determine that it is in our best interests to negotiate packages that deviate from the general principle of benchmarking our compensation on our general peer group. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to individuals to address retention issues.
Compensation Elements
Cash Compensation
Base Salary. Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other benchmark companies for similar positions. Generally, we believe that executive base salaries should be targeted near the 50th percentile of the range of salaries for executives in similar positions with similar responsibilities at our peer group companies, in line with our compensation philosophy. Base salaries are reviewed by the Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review generally occurs each year in the fourth quarter for implementation in the first quarter.
Annual Bonus. The Compensation Committee has the authority to award annual bonuses to our executive officers and other key employees. The Compensation Committee reviews potential annual cash incentive awards for our named executive officers annually to determine award payments, if any, for the last completed fiscal year, as well as to establish award opportunities for the current year. The Compensation Committee intends to utilize annual incentive bonuses to compensate executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive officer, but will relate generally to (i) operational goals such as those related to operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes, based on the Radford survey, are comparable with executive officers in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals. In 2009, the Compensation Committee awarded bonuses to certain of our executive officers. The Compensation Committee also has the ability to grant discretionary bonuses to executive officers. No discretionary bonuses were granted in 2009.

For 2009, annual cash bonus award opportunities for the named executive officers are summarized below. These awards were determined and paid in 2010 and, accordingly, they are not reflected in the summary compensation table.
Annual Cash Bonus Award Opportunity

	Target Performance
		% of Salary	Amount	Amount Paid
Jack Talley	FY 2009	55	$239,250	$119,625
Robert Cook	FY 2009	30	83,120	81,120
Stephane Allard	FY 2009	30	81,000	93,150
Ben Tseng (1)	FY 2009	30	81,000	—
Dileep Bhagwat	FY 2009	30	81,000	68,850

(1)	Ben Tseng served as our Chief Scientific Officer from January 2006 to May 2009.
Long-Term Incentive Program
We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle. We believe that the annual aggregate value of these awards should be set near the 75th percentile of our general peer group. Due to the early stage of our business, our desire to preserve cash, and the limited nature of our retirement benefit plans, we expect to provide a greater portion of total compensation to our executives through stock options, restricted stock units and restricted stock grants than through cash-based compensation.
Stock Options Our stock plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. Stock options may be granted at the commencement of employment, annually, occasionally following a significant change in job responsibilities or to meet other special retention objectives.
We expect to continue to use stock options as a long-term incentive vehicle because:
•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.
•	Stock options are performance based, in that any value received by the recipient of a stock option is based on the growth of the stock price.
•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholders value over the longer term.
•	The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholders value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.
The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of our CEO.

In 2009, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Option Grants in Last Fiscal Year (2009).” These grants included grants made in January 2009 in connection with merit-based grants made by the Board of Directors to certain of our executive officers, which were intended to encourage an ownership culture among our executive officers. The January 2009 grants were also made to certain of our executive officers based on performance of such executive officers and to reward our executive officers for their service and to encourage continued service with us. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest monthly over a four-year period based upon continued employment, and generally expire ten years after the date of grant.
Stock Appreciation Rights Our 2005 equity incentive plan authorizes us to grant stock appreciation rights, or SARs. To date, we have not granted any SAR under our 2005 equity incentive plan. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. Our Compensation Committee is the administrator of our stock appreciation rights plan.
Restricted Stock and Restricted Stock Units Our 2005 equity incentive plan authorizes us to grant restricted stock and restricted stock units. In 2009, certain named non-employee directors were granted 14,375 restricted stock units with an aggregate fair market value of $31,000. In order to implement our long-term incentive goals, we may grant restricted stock units in the future in conjunction with stock options.
Other Compensation
Our executive officers, who are parties to employment agreements, will continue to be parties to such employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to the median competitive levels for comparable companies.

Executive Compensation
The following table sets forth the compensation earned for services rendered to us in all capacities by our chief executive officer and certain executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2009, collectively referred to in this annual report as the “named executive officers.”
Summary Compensation Table

							Change in
							pension
							value and
							nonqualified
						Non-Equity	deferred
				Stock	Option	Incentive Plan	compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	earnings	Compensation		Total
Name/Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)		($)
John V. Talley	2009	435,000	358,875	—	345,573	—	—	37,175	(4)	1,176,623
President and	2008	435,000	200,000	117,250	329,378	—	—	37,776	(4)	1,119,404
Chief Executive Officer	2007	400,000	175,000	99,525	278,943	—	—	49,685	(4)	1,003,153

Robert W. Cook	2009	270,400	81,120	—	93,039	—	—	20,202	(5)	464,761
Chief Financial Officer,	2008	270,400	65,000	42,746	114,378	—	—	15,891	(5)	508,415
Senior Vice President	2007	260,000	46,875	22,995	63,451	—	—	24,657	(5)	417,978
Finance & Administration

Stephane Allard	2009	270,000	121,500	—	106,330	—	—	20,788	(5)	518,618
Chief Medical Officer	2008	270,000	52,083	42,746	145,816	—	—	16,476	(5)	527,121
	2007	213,182	—	—	113,797	—	—	15,136	(5)	342,115

Dileep Bhagwat	2009	270,000	121,500	—	106,330	—	—	26,724	(5)	524,554
Senior Vice President,	2008	270,000	93,750	42,746	145,816	—	—	26,476	(5)	578,788
Pharmaceutical Development	2007	250,000	57,200	34,482	97,612	—	—	25,813	(5)	465,107

Michael Chen	2009	237,000	35,550	—	39,874	—	—	21,816	(5)	334,240
Vice President Business	2008	237,000	28,750	16,750	57,105	—	—	17,504	(5)	357,109
Development	2007	230,000	23,200	17,476	48,222	—	—	22,736	(5)	341,634

Ben Tseng (6)	2009	276,711	81,000	—	34,898	—	—	28,215	(5)	420,824
Chief Scientific Officer	2008	270,000	62,500	42,746	145,816	—	—	27,978	(5)	549,040
	2007	250,000	43,000	26,525	75,086	—	—	27,210	(5)	421,821

(1)	Annual cash bonus awards are determined and paid based on the executive’s performance during the previous year.

(2)	This column represents the grant date fair values for restricted stock granted in 2007 and restricted stock units granted in 2008 to the named executive officers. The 2007 and 2008 stock award values were recalculated from amounts shown in prior annual reports on Form 10-K to reflect their grant date fair values, as required by SEC rules effective for 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2009 Annual Report on Form 10-K (Note 11, Share-Based Payments).

(3)	This column represents the grant date fair values of the stock options awarded in 2009, 2008 and 2007, respectively, The 2007 and 2008 option award values were recalculated from the amounts shown in prior annual reports on Form 10-K to reflect the grant date fair value, as required by SEC rules effective for 2010. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2009 Annual Report (Note 11, Share-Based Payments).

(4)	Includes premiums for health benefits, life and disability insurance and automobile allowance paid on behalf of Mr. Talley.

(5)	Includes premiums for health benefits and for life and disability insurance paid on behalf of the named executive officer.

(6)	Ben Tseng served as our Chief Scientific Officer from January 2006 to May 2009. During 2009, Dr. Tseng received a salary of $112,500, a lump-sum payment of $29,211 for accrued but unused vacation days and severance payments of $135,000 per his employment agreement.

Option Grants in Last Fiscal Year (2009)
During 2009, the Company granted approximately 0.7 million stock options and restricted stock units to employees and directors, of which approximately 0.5 million were to the below named executive officers.
Grants of Plan-Based Awards

								All
								Other
								Stock	All Other		Grant Date
								Awards:	Option		Fair Value
								Number	Awards:	Exercise	of
								of	Number	Price of	Stock and
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares	of Shares	Option	Option
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Underlying	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	(1)	(2)
John V. Talley	01/05/2009	0	0	0	0	0	0	0	108,334	$1.89	$151,216
	02/20/2009	0	0	0	0	0	0	0	140,834	$1.68	$194,303
Robert W. Cook	01/05/2009	0	0	0	0	0	0	0	29,167	$1.89	$40,712
	02/20/2009	0	0	0	0	0	0	0	37,917	$1.68	$52,312
Stephane Allard	01/05/2009	0	0	0	0	0	0	0	33,334	$1.89	$46,530
	02/20/2009	0	0	0	0	0	0	0	43,334	$1.68	$59,800
Dileep Bhagwat	01/05/2009	0	0	0	0	0	0	0	33,334	$1.89	$46,530
	02/20/2009	0	0	0	0	0	0	0	43,334	$1.68	$59,800
Michael Chen	01/05/2009	0	0	0	0	0	0	0	12,500	$1.89	$17,449
	02/20/2009	0	0	0	0	0	0	0	16,250	$1.68	$22,425
Ben Tseng	01/05/2009	0	0	0	0	0	0	0	25,000	$1.89	$34,898

(1)	The exercise price of the options was equal to the market value of our common stock on the date of the grant.

(2)	The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2009 Annual Report (Note 11, Share-Based Payments).
Aggregate Option Exercises in Last Fiscal Year (2009) and Values at December 31, 2009
None of the named executive officers exercised any options in 2009. The named executive officers in the “Grants of Plan-Based Awards Table” above received an aggregate of 10,586 shares of common stock representing the vested portion of their restricted stock grant in 2007.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards
			Equity					Equity Incentive	Equity Incentive
			Incentive Plan					Plan	Plan Awards:
			Awards:				Market	Awards:	Market or
			Number of			Number of	Value of	Number of	Payout Value of
	Number of Securities		Securities			Shares or	Shares or	Unearned	Unearned
	Underlying		Underlying			Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised Options		Unexercised	Option	Option	Stock	Stock	Other Rights	Other Rights
	Number	Number	Unearned	Exercise	Expiration	That have	That have	That have	That have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
John V. Talley	27,695	—	—	$3.60	11/1/2011	—	—	—	—
	695	—	—	$3.60	1/1/2012	—	—	—	—
	27,778	—	—	$3.60	1/1/2012	—	—	—	—
	414,219	—	—	$17.52	1/4/2016	—	—	—	—
	68,416	22,806	—	$4.38	1/8/2017	5,680	$9,883	—	—
	58,332	58,335	—	$4.02	1/7/2018	29,167	$50,750	—	—
	25,000	—	—	$1.89	9/8/2018	—	—	—	—
	27,081	81,253	—	$1.89	1/5/2019	—	—	—	—
	—	140,834	—	$1.68	2/20/2019	—	—	—	—
Robert Cook	70,523	—	—	$17.52	1/4/2016	—	—	—	—
	15,563	5,187	—	$4.38	1/8/2017	1,312	$2,283	—	—
	21,283	21,284	—	$4.02	1/7/2018	10,634	$18,500	—	—
	5,000	—	—	$1.89	9/8/2018	—	—	—	—
	7,291	21,876	—	$1.89	1/5/2019	—	—	—	—
	—	37,917	—	$1.68	2/20/2019	—	—	—	—
Stephane Allard	23,611	9,723	—	$4.89	3/23/2017	—	—	—	—
	21,283	21,284	—	$4.02	1/7/2018	10,634	$18,500	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	8,333	25,001	—	$1.89	1/5/2019	—	—	—	—
	—	43,334	—	$1.68	2/20/2019	—	—	—	—
Dileep Bhagwat	37,500	—	—	$17.52	1/4/2016	—	—	—	—
	23,941	7,981	—	$4.38	1/8/2017	1,968	$3,424	—	—
	21,283	21,284	—	$4.02	1/7/2018	10,634	$18,500	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	8,333	25,001	—	$1.89	1/5/2019	—	—	—	—
	—	43,334	—	$1.68	2/20/2019	—	—	—	—
Ben Tseng	—	—	—	—	—	—	—	—	—
Michael Chen	24,445	2,222	—	$8.10	5/26/2016	—	—	—	—
	11,828	3,942	—	$4.38	1/8/2017	996	$1,733	—	—
	8,333	8,334	—	$4.02	1/7/2018	4,167	$7,251	—	—
	3,125	9,375	—	$1.89	1/5/2019	—	—	—	—
	—	16,250	—	$1.68	2/20/2019	—	—	—	—

Employment Agreements and Potential Payments Upon Termination or Change-in-Control
We believe that reasonable and appropriate severance and change-in-control benefits are appropriate to protect our named executives against circumstances over which they have no control. Furthermore, we believe change-in-control severance payments align the named executives’ interests with our own by enabling the named executive to evaluate a transaction in the best interests of our shareholders and our other constituents without undue concern over whether the transaction may jeopardize the named executive’s own employment.
We have entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. Effective January 4, 2006, pursuant to their employment agreements, Messrs. Talley and Cook received base salaries of $350,000 and $250,000, respectively. For 2010, Messrs. Talley and Cook will receive a base salary of $435,000, and $278,512, respectively. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by our Board. Individual performance is determined based on quantitative and qualitative objectives, including our operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of our products and licensing activities. The future objectives will be established by our Board. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long term disability insurance coverage. Both employment agreements expired on December 31, 2007 but are automatically extended for unlimited additional one-year periods.
The information below describes and quantifies certain compensation that would become payable under each of Messrs. Talley and Cook’s respective employment agreements if, as of December 31, 2009, his employment had been terminated or there was a change in control. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. We do not have employment agreements with any other of our named executive officers. If Messrs. Allard, and Bhagwat are terminated without cause, each is entitled to severance payments of $139,050.
Termination for any Reason. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook are entitled to:
•	receive payment of his applicable base salary through the termination date;
•	the balance of any annual, long-term or incentive award earned in any period prior to the termination date; and
•	a lump-sum payment for any accrued but unused vacation days.
Termination due to Death or Disability. If termination occurs due to death or disability, Mr. Talley is or his estate is entitled to:
•	a lump-sum payment equal to one-third of his base salary times a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year;
•	have 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date;
•	have the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and
•	have each outstanding stock option remain exercisable for all securities for the later of (i) the 90th day following the date that the option becomes fully vested and exercisable and (ii) the first anniversary of the termination date.
If termination occurs due to death or disability, Mr. Cook or his estate is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.
Termination Without Cause. If Mr. Talley is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to receive payments equal to:
•	the payments he would receive if he were terminated due to death or disability; and
•	a lump-sum payment equal to one and one-third times his base salary times the number of whole and partial months remaining in the term of the agreement (but no more than 12 and no less than 6) divided by 12.
If Mr. Cook is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as Mr. Talley, but the equation for his lump-sum payment is based on one and one-fourth times his base salary.
Change-in-Control Arrangements. If Mr. Talley is terminated in anticipation of, or within one year following, a change of control, he is entitled to:
•	a lump-sum payment equal to one and one third times his base salary times the number of whole and partial months remaining in the term of the agreement (but not less than 24) divided by 12;
•	have 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date;

•	the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and monthly for the first year following the termination date; and
•	have each outstanding stock option remain exercisable for all securities for the later of (i) the 90th day following the date that the option becomes fully vested and exercisable and (ii) the first anniversary of the termination date.
If Mr. Cook is terminated in anticipation of, or within one year following, a change of control, he is entitled to the same benefits as Mr. Talley, except his lump sum is equal to one and one-fourth times his base salary times the number of whole and partial months remaining in the term of the agreement (but no more than 18 and no less than 12) divided by 12.
The following table summarizes the potential payments to our named executive officers with whom we have entered into employment agreements, assuming that such events occurred as of December 31, 2009.

					Accelerated
				Vested	Vesting of
	Severance		Benefit	Incentive	Incentive
	Amounts	Benefits	Continuation	Units	Units	Total
	($)	($)	($)	($)	($)	($)
John V. Talley
Termination for any reason (other than without cause or for good reason)	$54,375	$—	$—	$—	$—	$54,375
Termination without cause or for good reason	$435,000	$—	$—	$—	$—	$435,000
Change in control	1,160,000	$—	$—	$—	$—	$1,160,000
Robert W. Cook
Termination for any reason (other than without cause or for good reason)	$34,814	$—	$—	$—	$—	$34,814
Termination without cause or for good reason	$243,698	$—	$—	$—	$—	$243,698
Change in control	$348,140	$—	$—	$—	$—	$348,140
Stock Option Plans
2005 Equity Incentive Plan
The 2005 Equity Incentive Plan, as amended, was adopted on September 1, 2005 and approved by stockholders on September 5, 2005, and subsequently amended and approved by stockholders on May 23, 2007 and June 2, 2009. The 2005 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, performance-based awards and cash awards to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.
A total of 13,000,000 shares of our common stock are reserved for issuance pursuant to the 2005 Equity Incentive Plan. As of December 31, 2009, 2.4 million shares are outstanding. No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year.
Our board of directors or a committee of its board administers the 2005 Equity Incentive Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The administrator will determine the exercise price of options granted under the 2005 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.
Restricted stock may be granted under the 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Performance-based awards may be granted under the 2005 Equity Incentive Plan. Performance-based awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The 2005 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
The 2005 Equity Incentive Plan provides that if we experience a Change of Control (as defined in the Plan), the administrator may provide at any time prior to the Change of Control that all then outstanding stock options and unvested cash awards shall immediately vest and become exercisable and any restrictions on restricted stock awards shall immediately lapse. In addition, the administrator may provide that all awards held by participants who are at the time of the Change of Control in our service or the service of one of our subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards will be subject to the terms of any agreement effecting the Change of Control, which agreement may provide, without limitation, that in lieu of continuing the awards, each outstanding stock option shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of common stock subject to such stock option, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such Change of Control over the exercise price (or base price) per share underlying such stock option with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the administrator, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a stock option granted within six months before the occurrence of a Change of Control if the holder of such stock option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.
The 2005 Equity Incentive Plan will automatically terminate ten years from the effective date, unless it is terminated sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2005 Equity Incentive Plan provided such action does not impair the rights of any participant.
1995 Stock Option Plan
The 1995 Stock Option Plan, as amended, was approved by our board of directors in November 1995, and subsequently amended in April 1997, March 1999, February 2002 and June 2002. A total of 797,080 shares of our common stock were authorized for issuance under the 1995 Stock Option Plan. As of December 31, 2009 and 2008, 83,981 shares were available for issuance under the 1995 Stock Option Plan. We do not plan to grant any further options from this plan.
The purpose of the 1995 Stock Option Plan was to provide us and our stockholders the benefits arising out of capital stock ownership by our employees, officers, directors, consultants and advisors and any of our subsidiaries, who are expected to contribute to our future growth and success. The 1995 Stock Option Plan provides for the grant of non-statutory stock options to our (and our majority-owned subsidiaries’) employees, officers, directors, consultants or advisors, and for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code to our employees and employees of our majority-controlled subsidiaries.

A committee duly appointed by our board of directors administered the 1995 Stock Option Plan. The committee has the authority to (a) construe the respective option agreements and the terms of the plan; (b) prescribe, amend and rescind rules and regulations relating to the plan; (c) determine the terms and provisions of the respective option agreements, which need not be identical; (d) make all other determinations in the judgment of the committee necessary or desirable for the administration of the plan. From and after the registration of our common stock under the Securities Exchange Act of 1934, the selection of a director or an officer who is a “reporting person” under Section 16(a) of the Exchange Act as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined by (a) the committee of the Board, each of which members shall be an outside director or (b) by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be an outside director.
The committee shall determine the exercise price of stock options granted under the 1995 Stock Option Plan, but with respect to all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of the grant or, in the case of grants of incentive stock options to holders of more than 10% of the total combined voting power of all classes of our stock (“10% owners”), at least equal to 110% of the fair market value of our common stock on the date of the grant.
The committee shall determine the term of stock options granted under the 1995 Stock Option Plan, but such date shall not be later than 10 years after the date of the grant, except in the case of incentive stock options granted to 10% owners in which case such date shall not be later than five years after the date of the grant.
Each option granted under the 1995 Stock Option Plan is exercisable in full or in installments at such time or times and during such period as is set forth in the option agreement evidencing such option, but no option granted to a “reporting person” shall be exercisable during the first six months after the grant.
No optionee may be granted an option to purchase more than 350,000 shares in any fiscal year. In addition, no incentive stock option may be exercisable for the first time in any one calendar year for shares of common stock with an aggregate fair market value (as of the date of the grant) of more than $100,000.
The 1995 Stock Option Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.
An optionee may exercise an option at any time within three months following the termination of the optionee’s employment or other relationship with us or within one year if such termination was due to the death or disability of the optionee, but except in the case of the optionee’s death, in no event later than the expiration date of the option. If the termination of the optionee’s employment is for cause, the option expires immediately upon termination.
The 1995 Stock Option Plan automatically terminated on November 14, 2005.
2005 Employee Stock Purchase Plan
The 2005 Employee Stock Purchase Plan was adopted on September 1, 2005 and approved by the stockholders on September 5, 2005. The Employee Stock Purchase Plan became effective at the effective time of the merger with Maxim and a total of 500,000 shares of our common stock have been reserved for sale.
Our board of directors or a committee of the board will administer the 2005 Employee Stock Purchase Plan. Our board of directors or the committee will have full and exclusive authority to interpret the terms of the 2005 Employee Stock Purchase Plan and determine eligibility.
All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:
•	immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or
•	whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

The 2005 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and generally provides for six-month offering periods beginning on January 1 and July 1 of each calendar year, commencing on January 1, 2006 or such other date as may be determined by the committee appointed by us to administer the 2005 Employee Stock Purchase Plan. The plan commenced on November 16, 2007.
The 2005 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions from their eligible compensation, which includes a participant’s base salary, wages, overtime pay, shift premium and recurring commissions, but does not include payments for incentive compensation or bonuses.
Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.
A participant may not transfer rights granted under the 2005 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2005 Employee Stock Purchase Plan.
Our board of directors has the authority to amend or terminate the 2005 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2005 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the 2005 Employee Stock Purchase Plan.
2009 Employee Stock Purchase Plan
The 2009 Employee Stock Purchase Plan was adopted by the board of directors on December 4, 2008. The 2009 Employee Stock Purchase Plan became effective on January 1, 2009 and a total of 1,000,000 shares of our common stock have been reserved for sale, pending stockholder approval.
A committee appointed by the board of directors will administer the 2009 Employee Stock Purchase Plan, and the committee will have full and exclusive authority to interpret its terms and determine eligibility.
All of our employees are eligible to participate, however, an employee may not purchase stock if such employee:
•	is designated by the committee as being ineligible to participate in the 2009 Employee Stock Purchase Plan as permitted by Section 423(b)(4)(D) of the Internal Revenue Code;
•	has not been employed by us or any participating subsidiary for at least two years;
•	is not customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year;
•	immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or
•	whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.
The 2009 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and generally provides for successive six-month offering periods beginning on January 1 and July 1 of each calendar year, commencing on January 1, 2009.
The 2009 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions from their eligible compensation, which includes a participant’s base salary and any other compensation components determined by the committee.
Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The maximum number of shares purchasable by a participant in any offering period is 100,000 shares. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.
A participant may not transfer rights granted under the 2009 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2009 Employee Stock Purchase Plan.

Our board of directors has the authority to amend or terminate the 2009 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2009 Employee Stock Purchase Plan, no such action may adversely diminish any outstanding rights under the 2009 Employee Stock Purchase Plan at the time of termination.
The following table sets forth the participation in our employee stock purchase plans by our named executive officers and all other employees as a group since inception:

Shares Purchased
As of December 31, 2009
John V. Talley	45,698
Robert W. Cook	23,351
Stephane Allard	44,822
Dileep Bhagwat	13,213
Michael Chen	—
Ben Tseng	17,300
All other employees	67,730

Total	212,114

401(k) Plan
In January 2007, we adopted a new Retirement Savings and Investment Plan, the 401(k) Plan, whereby the two previously existing plans were terminated. The 401(k) Plan provides for matching contributions by us in an amount equal to the lesser of 50% of the employee’s deferral or 3% of the employee’s qualifying compensation. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn. If the 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, the contributions will be tax deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $16,500 if under 50 years old and $22,000 if over 50 years old in 2009 and to have those funds contributed to the 401(k) Plan.
In 1998, we adopted a Retirement Savings and Investment Plan, the old EpiCept 401(k) Plan, covering its full-time employees located in the United States. The old EpiCept 401(k) Plan was intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us, were the investment earnings thereon, are not taxable to the employees until withdrawn. The old EpiCept 401(k) Plan was terminated in January 2007.
Upon the completion of the merger with Maxim on January 4, 2006, we adopted and continued the existing 401(k) retirement plan, the Maxim 401(k) Plan, under which employees of our San Diego office who met the eligibility requirements may participate and contribute to the 401(k) Plan. The Maxim 401(k) Plan was terminated in January 2007.

Equity Compensation Plans
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2009.

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Total equity compensation plans approved by stockholders	2,412,780	$8.60	11,518,913
Equity compensation plans not approved by stockholders	—	$—	—
Director Compensation
We compensate our non-employee directors in cash, stock options and restricted stock units. We also reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings.
For 2009, the compensation committee retained Radford to analyze the Company’s non-executive director and chairman compensation. The committee determined that cash compensation should be benchmarked to the 50th percentile and that equity-based compensation should be benchmarked to the 75th percentile for comparable companies in the biotechnology and specialty pharmaceutical industries. As a result of that analysis, the board approved a 2009 annual equity grant for each named director and for the chairman of 12,500 shares and 21,875 shares, respectively. Eighty percent of the annual director equity grant was in the form of stock options vesting monthly over two years and the remainder was comprised of restricted stock units cliff vesting after two years.
The following table set forth all material Director compensation information during the year ended December 31, 2009:
Director Compensation Table

					Change in pension
					value and
					nonqualified
	Fees Earned			Non-equity	deferred
	or Paid in	Stock	Option	Incentive plan	compensation	All Other
	Cash (1)	Awards ($)(2)	Awards ($) (3)	compensation ($)	earnings ($)	Compensation	Total
Robert G. Savage	$64,750	$9,568	$30,996	$—	$—	$—	$105,314
Guy C. Jackson	53,500	5,468	17,712	—	—	—	76,680
Gerhard Waldheim	39,000	5,468	17,712	—	—	—	62,180
A. Collier Smyth	27,750	5,468	32,328	—	—	—	65,546
Wayne P. Yetter	48,000	5,468	17,712	—	—	—	71,180

(1)	This column reports the amount of cash compensation earned in 2009 for Board and committee service.

(2)	This column represents the grant date fair values for restricted stock units granted in to the named directors. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2009 Annual Report on Form 10-K (Note 11, Share-Based Payments).

(3)	This column represents the grant date fair values of the stock options awarded to the named directors in 2009, The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2009 Annual Report (Note 11, Share-Based Payments).

In 2009, the chair person of the board received an annual retainer of $40,000, while each other non-employee director received an annual retainer of $25,000. In addition, the chairperson of the audit committee received an annual retainer of $10,000 and the chairperson of each of the other committees received an annual retainer of $7,500. Each non-employee director also received $1,500 for their attendance at each board meeting, $750 for their participation in each telephonic board meeting, $750 for their attendance at each committee meeting and $500 for their participation in a telephonic committee meeting. We have in the past granted non-employee directors restricted stock units and options to purchase our common stock pursuant to the terms of our 2005 Equity Incentive Plan upon joining the board and annually thereafter as determined by the Compensation Committee after considering market data. In 2009, Dr. Smyth, our only new director, received an initial grant of 11,667 options vesting monthly over three years. Typically annual equity compensation vests monthly over two years. The option and restricted stock unit awards to the directors in 2009 represent awards to Messrs. Savage, Jackson, Waldheim, Smyth and Yetter. The value of the options and restricted stock units granted to non-employee directors set forth in the Director Compensation Table above reflect grants of options and restricted stock units to compensate for their service and were issued at the market value of our common stock at the date of grant.
Tax Implications of Executive Compensation
We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, is applicable to us, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in 2008.
Accounting Implications of Executive Compensation
Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in accordance with ASC 718-10, “Compensation — Stock Compensation” (“ASC 718-10”). The Summary Compensation and Director Compensation Tables used the principles set forth in ASC 718-10 to recognize expense for new awards granted after January 1, 2006 and for unvested awards as of January 1, 2006. The non-cash stock compensation expense for stock-based awards that we grant is generally recognized ratably over the requisite vesting period. We continue to believe that stock options, restricted stock, restricted stock units and other forms of equity compensation are an essential component of our compensation strategy, and we intend to continue to offer these awards in the future.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2009 were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2009, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our board of directors.
Compensation Committee Report
The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above, and based on such discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully Submitted by:
MEMBERS OF THE COMPENSATION COMMITTEE
Robert G. Savage
Guy C. Jackson
A. Collier Smyth

Transactions with Related Persons
Private Equity Direct Finance, a stockholder known by us to own beneficially more than five percent of our common stock, participated in one of our financings during the year ended December 31, 2009:
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In February 2009, the Company issued $25.0 million principal aggregate amount of 7.5556% convertible subordinated notes due February 2014 and five and-a-half year warrants to purchase approximately 4.2 million shares of common stock at an exercise price of $3.105 per share. Each $1,000 in principal aggregate amount of the notes is initially convertible into approximately 371 shares of Common Stock, at the option of the holders or upon specified events, including a change of control, and if the Company’s common stock trades at or greater than $5.10 a share for 20 out of 30 days, beginning February 9, 2010. Upon any conversion or redemption of the notes, the holders will receive a make-whole payment in an amount equal to the interest payable through the scheduled maturity of the converted or redeemed notes, less any interest paid before such conversion or redemption. Interest is due and payable on the notes semi-annually in arrears on June 30 and December 31, beginning on June 30, 2009. As of December 31, 2009, approximately $0.5 million in principal aggregate amount of notes was outstanding.

Director Independence
Each of our non-executive directors is independent under the standards set forth by The Nasdaq Stock Market.
Independent Registered Public Accounting Firm
We retained Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the years ended December 31, 2009 and 2008.
To ensure the independence of the firm selected to audit the Company’s annual consolidated financial statements, the audit committee of the Board of Directors has established a policy allowing it to review in advance and either approve or disapprove, any audit, audit-related, internal control-related, tax or non-audit service to be provided to us by Deloitte & Touche LLP. Annually and generally, in the early part of each fiscal year, the audit committee will approve the engagement of the independent registered public accounting firm to perform the annual integrated audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, and to review our interim consolidated financial statements.
Independent Registered Public Accounting Firm Fees
The aggregate fees billed for professional services by Deloitte & Touche LLP in 2009 and 2008 for various services were:

Types of Fees	2009	2008
	(in thousands)
Audit Fees (1)	$598	$413
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$598	$413

(1)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only our independent registered public accounting firm can reasonably provide, such as the audit of our consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, consents relating to the filing of registration statements, issuance of a comfort letter and for services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory engagements. In 2009, our independent registered public accounting firm provided an annual attestation report on the effectiveness of the Company’s internal controls over financial reporting, which was not required in 2008.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board and the Audit Committee have selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ended December 31, 2010. Deloitte & Touche LLP was our independent registered public accounting firm for the year ended December 31, 2009. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.
Deloitte & Touche LLP representatives are expected to attend the 2010 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION
OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2010.